Exhibit 99.1

Investor Relations Contact
Tim Smith, 703-854-0348

For immediate release	Media Contact
June 6, 2011	Meghan Lublin, 703-854-0299

Sunrise Senior Living Completes Previously Announced Portfolio Purchase

Nordbank Loan Modified

MCLEAN, VA - Sunrise Senior Living, Inc. (NYSE: SRZ) announced today that it has completed the previously announced purchase from a group of funds affiliated with Morgan Stanley of the funds’ 80 percent ownership interest in a joint venture entity, AL US Development Venture, LLC, that owns 15 senior living communities for a purchase price of $45 million. The Company now owns 100 percent of the membership interest in the portfolio of 15 Sunrise-managed senior living communities.

Sunrise CEO Mark Ordan commented on the importance of this transaction and its fit with the overall Company’s portfolio: “We are most excited to own these best-in-class assets. The Sunrise portfolio and brand, both owned and managed, have been honed for 30 years. Our portfolio is overwhelmingly weighted in the largest MSAs, and concentrated in assisted living and memory care – a unique, need driven and valuable position.”

In connection with the closing of the transaction, the Company entered into a loan modification agreement with AL US’s lender, HSH Nordbank, that provides for an extension of the maturity date through June 14, 2015, a partial pay down of $25 million, a cash sweep through maturity, and the release of certain management fees that were escrowed. In addition, the loan modification eliminated the requirement to further subordinate or defer management fees provided no event of default occurs. The loan modification also provides relief under current debt service coverage requirements and restructures other terms of the loan.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 31,700 people. As of March 31, 2011, Sunrise operated 317 communities located in the United States, Canada and the United Kingdom, with a unit capacity of approximately 31,100 units. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative services. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that these expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, the risk that we may not be able to successfully execute our plan to sell certain assets mortgaged to our German restructure transaction or the net sale proceeds of the mortgaged North American properties are not sufficient to pay the minimum amount guaranteed by Sunrise to the lenders that are party to the German restructure transactions; the risk that we may be unable to reduce expenses and generate positive operating cash flows; the risk of future obligations to fund guarantees to some of our ventures and lenders to the ventures; the risk of further write-downs or impairments of our assets; the risk that we are unable to obtain waivers, cure or reach agreements with respect to existing or future defaults under our loan, venture and construction agreements; the risk that we will be unable to repay, extend or refinance our indebtedness as it matures, or that we will not comply with loan covenants; the risk that our ventures will be unable to repay, extend or refinance their indebtedness as it matures, or that they will not comply with loan covenants creating a foreclosure risk to our venture interest and a termination risk to our management agreements; the risk that we are unable to continue to recognize income from refinancings and sales of communities by ventures; the risk of declining occupancies in existing communities or slower than expected leasing of newer communities; the risk that we are unable to extend leases on our operating properties at expiration, in some cases, the expiration is as early as 2013; the risk that some of our management agreements, subject to early termination provisions based on various performance measures, could be terminated due to failure to achieve the performance measures; the risk that our management agreements can be terminated in certain circumstances due to our failure to comply with the terms of the management agreements or to fulfill our obligations thereunder; the risk that ownership of the communities we manage is heavily concentrated in a limited number of business partners; the risk our current and future investments in ventures could be adversely affected by our lack of sole decision-making authority, our reliance on venture partners’ financial condition, any disputes that may arise between us and our venture partners and our exposure to potential losses from the actions of our venture partners; the risks from our international operations which are subject to a variety of risks that could adversely affect those operations and thus our profitability and operating results; the risk from competition and our response to pricing and promotional activities of our competitors; the risk of liability claims against us in excess of insurance limits could adversely affect our financial condition and results of operations including publicity surrounding some claims that may damage our reputation, which would not be covered by insurance; the risk of not complying with government regulations; the risk of new legislation or regulatory developments; the risk of changes in interest rates; the risk of unanticipated expenses; the risks of further downturns in general economic conditions including, but not limited to, financial market performance, downturns in the housing market, consumer credit availability, interest rates, inflation, energy prices, unemployment and consumer sentiment about the economy in general; the risks associated with the ownership and operation of assisted living and independent living communities; and the other risk factors contained in our 2010 Form 10-K filed with the SEC on February 25, 2011 and our Current Report on Form 8-K filed with the SEC on April 14, 2011. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events. Unless the context suggests otherwise, references herein to “Sunrise,” the “Company,” “we,” “us” and “our” mean Sunrise Senior Living, Inc. and our consolidated subsidiaries.